Exhibit 99.1

Contact:	Scott A. McCurdy
Vice President and CFO
Geokinetics Inc.
(281) 398-9503
(281) 398-9996 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS INC. ANNOUNCES REDEMPTION OF NOTES

HOUSTON, TEXAS  June 18, 2007 - Geokinetics Inc. (AMEX: GOK) announced that it redeemed all of its Floating Rate Notes ( the “Notes”), on June 14, 2007, at an aggregate redemption price of $113.3 million, which was equal to the outstanding principal amount of the Notes of $110.0 million plus a premium of $3.3 million, which was equal to 3% of the outstanding principal amount of the Notes, along with accrued, but unpaid interest to, but excluding, the redemption date.

Commenting on this major event, David A. Johnson, President and CEO of Geokinetics said, "The redemption of these notes is an additional step in our strategy to position ourselves for continued growth by reducing debt and interest expense and strengthening our balance sheet.”

About Geokinetics Inc.

Geokinetics Inc., based in Houston, Texas, is a leading global provider of seismic acquisition and high-end seismic data processing services to the oil and gas industry.  Geokinetics has strong operating presence in North America and is focused on key markets internationally. Geokinetics operates in some of the most challenging locations in the world from the Arctic to mountainous jungles to the transition zone environments. More information about Geokinetics is available at www.geokinetics.com.

GEOKINETICS INC. (AMEX: GOK)

One Riverway, Suite 2100, Houston, Texas  77056  (713) 850-7600  (713) 850-7330 FAX